Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Daniel J. McMahon	Andrea Kozek
	CytoCore, Inc.	BVK
	(847) 221-2876	(414) 247-3852
	dmcmahon@cytocoreinc.com	akozek@bvk.com
CytoCore Names President, International Operations
CHICAGO – December 26, 2007– CytoCore Inc. (OTCBB:CYOE), the biopharmaceutical research and medical device company for early detection and treatment of reproductive-tract cancers, announced today the appointment of Augusto Ocana, MD, JD as President, International Operations.
Dr. Ocana has extensive experience in the global pharmaceutical and medical device industries. His career spans over 20 years leading both start-up and mature, multi-billion dollar companies. Ocana has substantial expertise in distribution, strategic partnering, and business development.
“Dr. Ocana’s wealth of experience in the medical products arena on virtually every continent will be a great asset as CytoCore becomes a truly global organization.” said Chief Executive Officer Robert McCullough, Jr. “Dr. Ocana played a pivotal role in establishing our first three distributor relationships in Europe and is working toward completing our European and Latin American distribution networks.”
Ocana’s has been associated with CytoCore for over a year. Prior to joining CytoCore, his previous positions include senior vice president and managing director at CH-Werfen, S.A., a $1 billion medical research and device company. He has served in leadership roles with major pharmaceutical and diagnostic giants such as Group Taper, S.A., and Abbott Laboratories, Inc. He has also served on the board of directors of major health care companies.
About CytoCore Inc.
CytoCore develops cost-effective cancer screening systems, which can be used in a laboratory or at the point-of-care, to assist in the early detection of cervical, endometrial, and other cancers. The CytoCore Solutions(tm) System is being developed to provide medical practitioners with highly accurate, cost-effective cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.